Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
WSB Financial Group, Inc.
We consent to the incorporation by reference in the Registration Statement on Form S-8 of WSB Financial Group, Inc., of our report dated March 31, 2008, with respect to the consolidated statement of financial condition of WSB Financial Group, Inc. and Subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2007, which is included in this Form 10-K of WSB Financial Group, Inc. for the year ended December 31, 2007.
/s/ Moss Adams LLP

Everett, Washington
March 31, 2008